Exhibit 99.1

Solar3D Reports Third Quarter 2015 Financial Results

$19.7 million in quarterly revenue, an increase of more than 3X year-over-year

ROSEVILLE, CA - November 5, 2015 - Solar3D, Inc. (NASDAQ:SLTD), a provider of solar power solutions and the developer of a proprietary high efficiency solar cell, today reported financial results for the third quarter ended September 30, 2015.

Financial Highlights:

•	The Company reported revenue of $19.7 million for Q3 2015, more than triple the $6.4 million reported for Q3 2014 due to strong SUNworks organic growth and the addition of MD Energy.
•	Gross profit was $5.3 million also tripled with steady gross margins of 27%.
•	The Company reported third quarter 2015 operating income of $1.7 million, compared to breakeven for the 2014 third quarter.
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The Company reported net income of $1.4 million or $0.08 per basic share and $0.06 per diluted share for Q3 2015, partially as a result of significant improvement in gross profit compared to the net loss of $13.7 million, or $(1.14) per basic and diluted shares for Q3 2014, which also included one-time non-cash charges related to financing costs.

•	Cash and cash equivalents for the Company were $9.3 million on September 30, 2015, compared to $0.4 million at December 31, 2014.
•	YTD 2015 revenue of $36.4 million, more than double the $15.0 million reported in 2014.
•	YTD 2015 net loss of $0.1 million or $(0.01) per diluted share, compared to a net loss of $17.6 million, or $(1.61) per diluted share for 2014.

Operational Highlights:

•	The Company announced entry into a merger agreement to acquire Elite Solar to dominate California’s agricultural sector and establish itself as premier solar provider in the farming sector.
•	SUNworks division secured several large California agricultural and commercial projects totaling over $10 million and 5 megawatts of solar power systems during the quarter.
•	SUNworks division achieved $4M in residential sales for the month of July, establishing a Company record.
•	SUNworks division secured a $1 million contract in Nevada, the first commercial project in the state since opening the Reno office earlier this year.
•	The Company appointed Shane Mace to its Board of Directors

“We are proud of the continued success that we have been generating for our business,” said Jim Nelson, CEO of Solar3D. “The third quarter was one of tremendous growth for Solar3D as we reported record revenue and earnings and began to reap the benefits of our efforts to successfully integrate SUNworks and MD Energy subsidiaries into a solar industry leader throughout California and Nevada. We intend to further this consolidation strategy, as evidenced by the major acquisition of Elite Solar, a profitable business that will boost our top line revenue and bottom line earnings. We anticipate closing on or before December 1, and are excited to add them to our team of solar experts who continue to drive sales through organic growth.”

“We are confident that we will exceed the high end of our target revenue guidance which is $40-45 million,” concluded Nelson. “Our goals remain simple and clear - to leverage our operational and financial track record to expand our penetration into the lucrative California and Nevada solar markets, to expand our project portfolio in key markets, and enhance long-term shareholder value .”

Third Quarter 2015 Financial Summary

Solar3D reported revenue of $19.7 million for the quarter ended September 30, 2015, an increase of 208% compared to $6.4 million for the quarter ended September 30, 2014.

For the quarter ended September 30, 2015, the Company reported net operating income of $1.7 million with net income of $1.4 million or $0.08 per basic share and $0.06 per diluted share.  The net income compares to a net loss of $13.7 million, or $(1.14) per diluted share during the 2014 third quarter, which included a non-cash loss in the fair value related to the valuation of a derivative liability.  Gross profit margin remained constant at 27% for both third quarter 2015 and third quarter 2014.

Total operating expenses for the third quarter ended September 30, 2015 were $3.6 million compared to $1.7 million for the third quarter ended September 30, 2014 but decreased as a percentage of revenue to 18.4% of revenue from 26.6% of revenue.  The selling and marketing expenses of nearly $1.6 million and general and administrative expenses of approximately $2.0 million for the quarter ended September 30, 2015 were used to build the Company’s infrastructure to support the current and projected growth.

Q3--2015 Solar3D Tracked Metrics
	Q3-2015	Q3-2014	Year Over Year

Beginning sales back log - $M	$22.7	$2.4	944%

Total new sales - $M	$22.6	$6.7	398%

Total sales back log - $M	$49.2	$9.1	542%

Total Earned Revenue- $M	$19.7	$6.4	306%

Ending Back Log - $M	$29.5	$2.7	1,112%

Beginning Back log – MW	7.2	1.1	676%

Total new - MW Sold	8.9	2.2	398%

Total - MW Installed	6.6	2.2	293%

Ending Back Log – MW	9.5	1.1	830%

The metrics tracked in the table above are consistent with Solar3D's reported financial statements, and represent a full quarter of SUNworks for both 2014 and 2015 and a full quarter of MD Energy for only 2015.

* The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates include the determination of the assumptions used in calculating the fair value of the derivative financial liability.

Conference call information:

Date: Thursday, November 5, 2015
Time: 4:30 P.M. Eastern Time (ET)
Dial in Number for U.S. & Canadian Callers: 877-407-8293
Dial in Number for International Callers (Outside of the U.S. & Canada): 201-689-8349

Participating on the call will be Solar3D’s Chief Executive Officer James Nelson and Chief Financial Officer Tracy Welch, who will discuss operational and financial highlights for the third quarter 2015, as well as forward looking strategy for the rest of the year.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time.

A replay will be available for 14 days starting on November 5, 2015 at approximately 8:00 P.M. (ET). To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 13623534.

About Solar3D, Inc.
Solar3D, a leading provider of solar power solutions, is focused on the design, installation and management of solar power systems for commercial, agricultural and residential customers. Through its wholly owned subsidiaries, Solar3D is one of the fastest growing solar systems providers in California, delivering 2.5 kilowatt to multi-megawatt commercial systems. Solar3D's technology division is developing a patent-pending 3-dimensional solar cell technology to maximize the conversion of sunlight into electricity. The Solar3D Cell collects sunlight from a wide angle and lets light bounce around in 3-dimensional microstructures on the solar cell surface. The Company's mission is to further the widespread adoption of solar power by deploying affordable, state-of-the-art systems and developing breakthrough new solar technologies.

To learn more about Solar3D, visit our website at http://www.Solar3D.com.

Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "ma," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, and prospects for sales, failure to commercialize our technology, failure of technology to perform as expected, failure to earn profit or revenue, higher costs than expected, persistent operating losses, ownership dilution, inability to repay debt, failure of acquired businesses to perform as expected, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

Contact:

Investor Relations
Andrew Haag
Managing Partner
IRTH Communications
sltd@irthcommunications.com
Tel: (866) 976-4784

Media
Eric Fischgrund
FischTank Marketing and PR
eric@fischtankpr.com